Exhibit 3.4

ARTICLES OF AMENDMENT

TO THE RESTATED CHARTER

OF FIRST HORIZON NATIONAL CORPORATION

(Authorized Common Stock Increase)

The undersigned, being a duly authorized officer of First Horizon National Corporation (the “Corporation”), acting pursuant to Sections 48-20-103 and 48-20-106 of the Tennessee Business Corporation Act, hereby certifies as follows:

1.	The name of the Corporation is FIRST HORIZON NATIONAL CORPORATION.

2.	The Restated Charter is hereby amended by revising Article 6, Section (a), which as revised shall read in its entirety as follows:

(a) Seven Hundred Million (700,000,000) shares of common stock of a par value of $0.625 each; and

3.	The foregoing amendment to the Restated Charter was authorized by the Board of Directors (at a meeting duly convened and held on November 3, 2019) and duly adopted by the holders of the common stock of the Corporation (at a meeting duly convened and held on April 24, 2020).

4.	The foregoing amendments will be effective as of 11:58 p.m. Central Time on July 1, 2020.

Date: ____________, 2020

FIRST HORIZON NATIONAL CORPORATION

By
	Name:	Clyde A. Billings, Jr.
	Title:	Corporate Secretary